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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO.            )*
                                       ------------

                       Gulf South Medical Supply, Inc.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

                      Common Stock, par value $.01 per share
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  40252G105
                   ----------------------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 4 pages

CUSIP No. 40252G105                       13G                  Page 2 of 4 Pages


- --------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      A I M Management Group Inc., on behalf of itself and its wholly-owned subsidiaries, A I M Advisors, Inc. and A I M Capital Management, Inc.
      I.D. No. 74-1881407

- --------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a) /  /
                                                             (b) /  /

- --------------------------------------------------------------------------------
 3    SEC USE ONLY


- --------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      State of Delaware
- --------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                    -------------

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   1,717,100
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                    -------------

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     1,717,100

- -------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,717,100
- --------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


- --------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


        10.6%
- --------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


        HC
- --------------------------------------------------------------------------------


                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

                                  SCHEDULE 13G


Item 1(a)        NAME OF ISSUER:
                 Gulf South Medical Supply, Inc.

Item 1(b)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                 426 Christine Drive
                 Ridgeland, MS  39157

Item 2(a)        NAME OF PERSON FILING:
                 A I M Management Group Inc.

Item 2(b)        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                 11 Greenway Plaza, Suite 1919
                 Houston, Texas  77046

Item 2(c)        CITIZENSHIP:
                 State of Delaware

Item 2(d)        TITLE OF CLASS OF SECURITIES:
                 Common Stock, par value $.01 per share

Item 2(e)        CUSIP NUMBER:
                 40252G105

Item 3           TYPE OF REPORTING PERSON:
                 Parent Holding Company, in accordance with section 240.13d-1(b)(ii)(G)

Item 4(a)        AMOUNT BENEFICIALLY OWNED AS OF JULY 31, 1996:
                 1,717,100 shares of common stock

Item 4(b)        PERCENT OF CLASS:
                 10.6%

Item 4(c)        DEEMED VOTING POWER AND DISPOSITION POWER:
                 (i)   sole power to vote or to direct the vote:      N/A
                 (ii)  shared power to vote or to direct the vote:    1,717,100
                 (iii) sole power to dispose or to direct the
                       disposition of:                                N/A
                 (iv)  shared power to dispose or to direct the
                       disposition of:                                1,717,100

Item 5           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                 N/A

Item 6           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:
                 N/A


                              Page 3 of 4 pages

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:
                 A I M Advisors, Inc. and A I M Capital Management, Inc., Investment Advisers registered under Section 203 of the Investment Advisers Act

Item 8           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                 N/A

Item 9           NOTICE OF DISSOLUTION OF A GROUP:
                 N/A

Item 10          CERTIFICATION:
                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                 SIGNATURE:
                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                 Date:  August 9, 1996           A I M Management Group Inc.


                                                 /s/ CAROL F. RELIHAN

                                                 Carol F. Relihan
                                                 Vice President, Secretary and
                                                 General Counsel

                               Page 4 of 4 pages